UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C. 20549

                                           FORM 4

                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


    ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

    1.    Name and Address of Reporting Person:

          Mary Lee Sparks
          2438 Campbell Road, N.W.
          Albuquerque, New Mexico 87104
          U.S.A.

    2.    Issuer Name and Ticker or Trading Symbol:

          McLeodUSA Incorporated
          MCLD

    3.    IRS or Social Security Number of Reporting Person (Voluntary):


    4.    Statement for Month/Year:

          December 1997

    5.    If Amendment, Date of Original (Month/Year):


    6.    Relationship of Reporting Person(s) to Issuer (Check all applicable):
          ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

          Member of 13(d) group owning more than 10%

    7.    Individual or Joint/Group Filing (Check Applicable Line):

          ( ) Form filed by One Reporting Person
          (x) Form filed by More than One Reporting Person


                                      Table I -- Non-Derivative Securities Acquired,
                                            Disposed of, or Beneficially Owned

                                                                                5.
                                                                             Amount of											            Amount of
                                                                             Securities            6.
                          2.                                                 Beneficially     Ownership               7.
            1.        Transac-       3.                    4.                Owned at         Form:              Nature of
         Title of     tion Date   Transac-    Securities Acquired (A) or     End of Month     Direct (D)         Beneficial
         Security     (Month/     tion Code        Disposed of (D)           (Instr. 3        or Indirect (I)    Ownership
         (Instr. 3)   Day/Year)   (Instr. 8)     (Instr. 3, 4 and 5)         and 4)           (Instr. 4)         (Instr. 4)

                                  Code    V   Amount     (A)or(D)   Price

         Class A      12/31/97           J*   89,438 (1)    D                                   I                By Mary Lee Sparks
         Common                                                                                                  1993 Grantor Re-
	 Stock		                                                                                         tained Annuity
                                                                                                                 Trust

                      12/31/97           J*  22,360 (2)      A                22,360 (2)        D

                      12/31/97           J*  22,360 (3)      A                22,360 (3)        D

                      12/31/97           J*  22,359 (4)      A                22,359 (4)        D

                      12/31/97           J*  22,359 (5)      A                22,359 (5)        D

                                                                             196,678            D

                                                                             332,209 (4)        I              By Trust Agreement
                                                                                                               dated May 13, 1978
                                                                                                               f/b/o Mary Lee
                                                                                                               Sparks

                                                                             154,674            I              By Mary Lee Sparks
                                                                                                               1990 Personal Income
                                                                                                               Trust for the Bene-
                                                                                                               fit of Anne Romayne
                                                                                                               Sparks dated April
                                                                                                               20, 1990

                                                                             154,674            I              By Mary Lee Sparks
                                                                                                               1990 Personal Income
                                                                                                               Trust for the Bene-
                                                                                                               fit of Barbara Lee
                                                                                                               Sparks dated April
                                                                                                               20, 1990

                                                                             154,674            I              By Mary Lee Sparks
                                                                                                               1990 Personal Income
                                                                                                               Trust for the Bene-
                                                                                                               fit of Christina
                                                                                                               Louise Sparks dated
                                                                                                               April 20, 1990

                                                                             154,674            I              By Mary Lee Sparks
											                       1990 Personal Income
                                                                                                               Trust for the Bene-
                                                                                                               fit of John Woodruff
                                                                                                               Sparks dated April
                                                                                                               20, 1990

                               Table II -- Derivative Securities Acquired,
                                  Disposed of, or Beneficially Owned
                    (e.g., puts, calls, warrants, options, convertible securities)


       1.         2.        3.       4.        5.           6.            7.             8.        9.          10.        11.
     Title     Conver-   Trans-   Trans-   Number of   Date Exercis-   Title and      Price of   Number of  Ownership   Nature
     of        sion of   action   Date     Deriva-     able and        Amount of      Deriva-    Deriva-    Form of     of
     Deriva-   Exercise  Date     Code     tive Se     Expiration      Underlying     tive       tive       Deriva-     Indirect
     tive      Deriva-   (Month/  (Instr.  curities    Date            Securities     Security   Secur-     tive        Bene-
     (Instr.3) Security  Year)    8)       Acquired)   (Month          (Instr.        (Instr.    ity        Security:   ficial
                                           (A) or      Day/Year)       3 and 4)        5)        (Instr.    Direct      Owner-
                                           Disposed	                                           4)       (D) or      Ship
                                           of (D)                                                           Indirect    (Instr
                                           (Instr.                                                          (I)         4)
                                           3, 4 and 5)                                                      Instr. 4)

                                 Code  V   (A)  (D)   Date     Expir-  Title  Amount or
                                                      Exer-    ation          Number of
                                                      cisable  Date           Shares


    Explanation of Responses:


        *Explanation of Transaction Code J - Other Acquisition or Disposition:
    Pursuant to the terms of the Mary Lee Sparks 1993 Grantor Retained Annuity Trust, on December 31, 1997, the Trust terminated and the securities held in the Trust are being distributed directly to the beneficiaries, who are identified in the footnotes to Table I.

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table
   I are beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks and not by any of the other joint filers.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by all of the joint filers other than Mary Lee Sparks.

        (2)  Beneficially owned for purposes of Rule 16a-1(a)(2) by John W.
             Sparks.

        (3) Beneficially owned for purposes of Rule 16a-1(a)(2) by Barbara L. Federico.

        (4)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Christina
             L. Duncan.

        (5) Beneficially owned for purposes of Rule 16a-1(a)(2) by Anne R. Whitten.


   SIGNATURE OF REPORTING PERSON:


   Mary Lee Sparks


                                       JOINT FILER INFORMATION

   Name: Anne R. Whitten

   Address: 38 Goodhue Road, Windham, New Hampshire 03087

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: December 1997

   Date of Event Requiring Statement: September 24, 1997

   Signature: Anne R. Whitten
                                       JOINT FILER INFORMATION

   Name: Barbara L. Federico

   Address: 4840 Ashville Bay Road, Ashville, New York 14710

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: December 1997


   Signature: Barbara L. Federico

                                       JOINT FILER INFORMATION

   Name: Christina L. Duncan

   Address:  194 North Bald Hill Road, New Canaan, Connecticut 06840

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: December 1997


   Signature: Christina L. Duncan


                                       JOINT FILER INFORMATION

   Name: John W. Sparks

   Address: 229 Saavedra, S.W., Albuquerque, New Mexico 87105

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: December 1997


   Signature: John W. Sparks

   DATE: January 9, 1998